Exhibit 99.1

July 11, 2017

A. O. Smith names Wheeler to Board of Directors

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced that President and Chief Operating Officer Kevin J. Wheeler has been elected to the company’s Board of Directors.

Wheeler was named president and chief operating officer of the Milwaukee-based water technology company on June 1. He is responsible for A. O. Smith’s global water heater and boiler operations as well as its global water treatment business and oversees the company’s global product engineering and information technology functions.

Wheeler has been with the company for more than 23 years. Since 2013, he has served as senior vice president, president and general manager of North America, India, and Europe water heating, A. O. Smith’s largest operating unit.

Wheeler joined A. O. Smith in 1993 as a regional sales manager. He served as managing director of the company’s European operations and as vice president-international of the company’s water heater operations. In 2007, he was named senior vice president and general manager of the company’s retail water heater business.

He has been active in a number of industry associations, most recently serving as an at-large director of the Air-conditioning, Heating, and Refrigeration Institute (AHRI).

About A. O. Smith

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a leading manufacturer of water treatment products. For more information, visit www.aosmith.com.